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                                                                January 29, 1996

Pennaco Hosiery,
a Division of Danskin, Inc.
111 West 40th Street
New York, New York  10018


Gentlemen:

Reference is hereby made to that certain agreement, dated as of January 1, 1994, between you (referred to therein as "Licensee") and Anne Klein & Company ("Licensor") with respect to the trademarks ANNE KLEIN and any approved form of the LionHead Design (the "License Agreement"). Licensee has agreed in principle to a program to relaunch its ANNE KLEIN hosiery line and in consideration therefor Licensor has agreed to extend the term of the License Agreement. Accordingly, when signed below in the places provided, the following shall constitute the further agreement of the parties concerning the License Agreement. Any capitalized term used in this Agreement and not otherwise defined herein shall have the meaning given it in the License Agreement.

1. Referring to paragraph 1.02(a) of the License Agreement, the definition of the term "Articles" shall be expanded to include those hosiery-related products customarily sold in hosiery departments and referred to as "Banded Bodywear", specifically cut and sewn bodywear products to include ankle or other length pants, leotard or unitard or other cut and sewn bodywear/apparel typically sold in a brand or package. Except as Licensor may expressly agree, those Licensed Articles comprising the Banded Bodywear segment shall be limited to 6 to 8 styles of Articles, as approved by Licensor from time to time, which shall be of a quality level intended to be sold at retail prices comparable to the so-called "SUPPLEX"'r'portion of the product line offered by Licensor's Affiliate under the trademark A LINE ANNE KLEIN.

2. Notwithstanding any contrary provision of paragraph 2.01(a) of the License Agreement, Licensee shall hereafter market Licensed Articles as "ANNE KLEIN" and shall discontinue its use of the designation "ANNE KLEIN COLLECTIONS"; provided, however, that Licensee may continue to sell Licensed Articles in existing packaging until the planned new packaging is introduced. After the introduction of the planned new packaging, Licensee may sell off its remaining inventory of Licensed Articles in the existing packaging as Discontinued Goods for a period not to exceed six (6) months. Licensee shall consult with Licensor concerning the accounts to which such Discontinued Goods may be sold.

      Referring to paragraph 2.04 of the License Agreement, the name and trademark "CHRISTIAN DIOR" is deemed added to the list of lines of Articles which Licensee may manufacture and/or market. Further, Licensor confirms that the addition of "Banded Bodywear" in the definition of Articles is not intended and shall not be construed as a


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      prohibition  against the  manufacture or marketing of additional  designer brand "Banded Bodywear" by Licensee.

4. Referring to paragraph 3.01 of the License Agreement, in consideration for execution by Licensee of the relaunch of Licensed Articles in 1996, Licensor hereby agrees to extend the Term until December 31, 1997. In addition, if Licensee's Net Sales through Normal Retail Channels in 1997 are not less than $3.85 million (the "Sales Achievement"), the Term shall be deemed automatically extended until December 31, 1998; provided, however that, if prior to October 1, 1997 there is a change in circumstances within Licensor (e.g., a change in designer or a sale of the company) which, viewed objectively, adversely affects Licensee's ability to reach the designated Sales Achievement, then the Sales Achievement needed to trigger the automatic extension of the Term shall be deemed reduced to $3 million.

5. Referring to paragraph 3.05 of the License Agreement and without limiting the generality thereof, Licensee has requested Licensor's approval in principle to certain Transfer Exceptions (as hereinafter defined) and Licensor hereby grants such approval subject to receipt of prior notice of each such transaction from Licensee. As used herein, "Transfer Exceptions" means (1) a further public offering of Danskin stock; and (2) the transfer of those Danskin shares presently held by Esmark, Inc.

6. Referring to paragraph 4.02(a) of the License Agreement, the parties agree that Licensor's participation in product development for Licensed Articles will parallel the key hosiery markets and will include, without limitation, color input, development of unique patterns for hosiery, preparation of designs for Licensed Articles to be included in the Banded Bodywear segment, development of patterns for socks, trouser socks and tights. Licensor and Licensee shall develop appropriate schedules to facilitate Licensor's participation as described in this paragraph and to enable Licensor to review all Licensed Articles periodically throughout the development process.

7. (a) Referring to paragraph 7.01(a) of the License Agreement and without otherwise modifying Licensee's advertising expenditure obligations set forth therein, Licensee acknowledges that in connection with the relaunch of the "sheer hosiery" category of Licensed Articles in 1996, Licensee shall pay to Licensor the sum of $300,000 for consumer advertising to be created in accordance with Licensor's direction and under its control and Licensor acknowledges that such expenditure shall satisfy Licensee's obligations pursuant to said paragraph 7.01(a)(ii) for 1996.


      (b) Notwithstanding the generality of the foregoing, the parties acknowledge that the purpose of said advertising is to support the sell-through of sheer hosiery. Licensee has forecast (wholesale) sales of sheer hosiery in 1996 ("1996 Sales") in an amount not less than $650,000. Based upon Licensee's prior experience, Licensee will have on-hand orders ("Orders") representing approximately 80% of 1996 Sales by May 1, 1996. Because advertising decisions must be made by May 1, 1996, the parties agree as follows:


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        (i) If  Orders  received   by  May 1  equal   or   exceed  $520,000  (at
            Licensee's wholesale list price), Licensee shall pay to Licensor the $300,000 advertising commitment described above in full.

       (ii) If Orders received by May 1 exceed $240,000 but are less than $520,000 (at Licensee's wholesale list price), Licensee shall pay to Licensor the advertising commitment set forth in paragraph 7.01(a)(ii) of the License Agreement.

      (iii) If Orders received by May 1 are less than $240,000 (at Licensee's wholesale list price), Licensee shall pay to Licensor the advertising commitment set forth in paragraph 7.01(a)(ii) of the License Agreement, except that the commitment shall be for only one
            (1) page.

       (iv) In any event, Licensee hereby authorizes Licensor to commence production of the "creative" aspects of the anticipated advertising for which Licensee will pay Licensor up to $30,000. Any amount paid pursuant to this subparagraph (iv) shall be deducted from the amount of any other advertising monies payable under this Agreement.


        (v) With respect to any payments due under this paragraph 6, Licensor shall render invoices upon completion of production or commitment to placement of media (as applicable) and Licensee shall pay Licensor within thirty (30) days after receipt of Licensor's invoice.

8. Paragraph 8.04 of the License Agreement is hereby deleted in its entirety and replaced by the following:

            "8.04. Licensee has heretofore deposited with Licensor the amount of One hundred thousand dollars ($100,000) as security for sums payable to Licensor hereunder (the "Deposit") which Deposit has been maintained throughout the Term and on which Licensor has accrued and paid interest at a rate per annum (computed on the basis of a 360-day year) equivalent to the prime rate charged in New York, New York by Citibank, N.A. on the last business day of each calendar year. Commencing January 1, 1996 and continuing until said Deposit is exhausted, in lieu of Licensee's obligation to pay the Guaranteed Minimum Royalty, Licensor shall apply the Deposit in monthly installments in the amount otherwise payable by Licensee on account thereof. Licensor's obligation to accrue and pay interest shall be determined on the declining balance and said interest shall be applied against the Guaranteed Minimum Royalty upon exhaustion of the Deposit. However, if Licensee shall be in default of any of its financial obligations hereunder, without limitation of any other rights and remedies available to it, Licensor shall have the right to apply the balance of the Deposit to remedy the default and to demand payment from Licensee of an additional amount necessary to maintain the Deposit in the amount on deposit immediately prior to the default. Within ten (10) business days after the expiration or other termination of the Term, Licensor shall refund any remaining balance of the Deposit and any applicable accrued interest, less any portion thereof applied in accordance with the immediately-preceding sentence."

9. Referring to paragraph 10.02 of the License Agreement, Licensor has expressed its intention to periodically review Licensee's exploitation of its rights pursuant to the License Agreement and Licensee agrees to provide information reasonably requested by Licensor to facilitate said review. Accordingly, paragraph 10.02 of the License Agreement is hereby deemed deleted in its entirety and replaced by the following:


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            "10.02.  During each Contract Year,  Licensee shall provide Licensor with additional information concerning its business hereunder. Licensor intends that this information shall be the basis for its periodic business-review meetings with Licensee.

              (a) Together with the statements for the second and fourth Accounting Periods of each Contract Year during the Term, Licensee shall deliver to Licensor an Operating Report setting forth separately by product category the following: (i) the total amount expended by Licensee for the advertising and promotion of Licensed Articles during the then current Contract Year through the end of the most recently completed two
      (2) Accounting Periods indicating the amounts paid for cooperative advertisements separately from other advertising and promotion; and (ii) Net Sales by account, showing country of sale and sales in Normal Retail Channels versus Discontinued Goods. The Operating Report shall be in the form set forth in Schedule 10.02 attached hereto and made a part hereof, signed and certified as accurate by a duly authorized officer of Licensee. Upon Licensor's reasonable request, Licensee shall deliver to Licensor, together with the Operating Report, copies (such as tear sheets) of all advertisements relating to the Licensed Marks and Licensed Articles placed by Licensee or on its behalf during the Accounting Periods covered by the report.

              (b) Not later than October 15th of each Contract Year, Licensee shall furnish Licensor its sales projections by quarter for the Licensed Articles (by product category) for the next Contract Year. Not later than June 15th of each Contract Year, Licensee shall furnish Licensor with any revision of its sales projections, by quarter, for the current Contract Year. Sales projections shall be accompanied by supporting rationale.

10. Referring to Section 11 of the License Agreement, Licensor and Licensee, having contemplated the possible creation and/or use of one or more newly-created names to designate particular styles or attributes unique to Licensed Articles, or some of them (hereinafter referred to as "Created Marks"), agree that references in the License Agreement to Licensed Marks shall be deemed to include all or any Created Marks, except as expressly stated herein.

     (a) The decision to adopt a Created Mark and the form of each such Created Mark shall be determined by mutual agreement of Licensor and Licensee, but if the parties are unable to agree, Licensor's decision shall prevail.

     (b) For clarification: the parties expressly intend that paragraphs 11.01 and 11.02 of the License Agreement shall apply to Created Marks. That is, Licensor shall be the owner of all rights in the Created Marks and trademark registration, if any, shall be in Licensor's name.

    (c) Prior to adoption of a Created Mark which is a trademark previously registered to Licensee but not otherwise identified with a Licensee product which is not a Licensed Article, Licensor and Licensee shall enter into an appropriate agreement confirming that Licensor may continue to use and grant others (including a successor licensee) the right to use said proposed Created Mark as a trademark on (or designation for) Licensed Articles following the termination or other expiration of the Term. Such agreement shall contain such terms and conditions as are usual and customary in other similar agreements.


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11.   Referring to paragraph 16.01 of the License Agreement, notwithstanding the
      provisions  of  paragraph   16.01(b),   Licensee   acknowledges  that  the
      Sublicense was not entered into and the rights intended to be sublicensed are being exploited by Licensee. Therefore, the License Agreement is hereby amended to delete paragraph 16.01(b) in its entirety and to renumber paragraph 16.01(a) to delete "(a)". References throughout the License Agreement to the Sublicense or Sublicensed Articles are deemed deleted but the obligations imposed with respect to Sublicensed Articles shall apply to Licensed Articles.

12. Licensor and Licensee, having contemplated the applicability of so-called Alternative Distribution Channels (as hereinafter defined) for the sale of Licensed Articles, agree that Licensor's prior approval to use an Alternative Distribution Channel shall be obtained in each instance. Such approval shall include and be subject to such other terms and conditions, including with respect to the definition of Net Sales, the applicable royalty rate and advertising, as the parties shall mutually agree in the circumstances, provided that if they are unable to agree, then Licensor's decision shall prevail. As used here, "Alternative Distribution Channels" shall mean direct mail or television shopping networks or "on-line" or such other means of reaching the ultimate consumer (other than through traditional retail outlets) as may hereafter be devised.


Except as expressly or by necessary implication modified hereby, the License Agreement is hereby ratified and confirmed. In the event of any conflict between any provision of the License Agreement and any provision hereof, this Agreement shall prevail.


Kindly indicate your agreement to the foregoing by signing below in the place provided.

                                                         Very truly yours,


                                                         ANNE KLEIN & COMPANY


                                                By:      ----------------------


ACCEPTED AND AGREED:

PENNACO HOSIERY,
A Division of Danskin, Inc.


By:   -----------------------


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